Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Significant Second Quarter Earnings Improvement;

Integration of Amrep, Inc. Proceeding on Schedule

•	Second quarter adjusted diluted EPS grew to $0.09 before acquisition-related expenditures and charges, up $0.10 from adjusted diluted EPS from the same prior year period

•	Amrep acquisition accretive to earnings

•	Gross synergies with Amrep expected to contribute $1.5 million during fiscal 2010; $5 million on annualized basis beginning fiscal 2011

•	Revenues in the second quarter increased 11% aided by the benefits of acquisitive growth

•	Continued to fund long-term investments in core business from operations

Atlanta, GA, April 7, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the three and six month periods ended February 28, 2010. Zep reported net income during the quarter ended February 28, 2010 of $0.7 million, or $0.03 per diluted share, which included $1.3 million, or $0.06 per diluted share, of certain expenditures and charges related to the Amrep acquisition. The Company reported a net loss in the second quarter of the prior year of $0.9 million, or $0.04 per diluted share, which included $0.7 million, or $0.03 per diluted share, of charges related to the Company’s restructuring efforts. The following table provides a reconciliation of reported and adjusted earnings per diluted share:

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings (Loss) Per Share	$0.03	$(0.04)	$0.28	$(0.12)
Restructuring charges	—	0.03	0.01	0.09
Acquisition costs	0.03	—	0.05	—
Incremental amortization of definite-lived intangible and fixed assets	0.01	—	0.01	—
Incremental expense due to increased basis of acquired inventories	0.02	—	0.02	—

Adjusted Diluted Earnings Per Share(a)	$0.09	$(0.01)	$0.37	$(0.03)

(a)

This non-GAAP financial information is provided to enhance the reader’s overall understanding of the Company’s current financial performance during the periods indicated. A more detailed reconciliation and discussion of non-GAAP financial measures used throughout this document is provided within the pages that follow.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “Efforts to reduce the breakeven point of the business by more than 20% over the past year continued to positively impact our business during our second fiscal quarter, which is traditionally our weakest quarter due in part to a reduced number of selling days. The Company performed well despite the continued impact of what many economists view as the worst economic period in decades. During the second quarter, the Company continued to make significant progress on each of its stated strategic initiatives. I am particularly pleased with the Amrep acquisition, which has already proven accretive to earnings.”

Second Quarter Results

Net sales totaled $127.4 million in the second quarter of fiscal 2010 compared with $114.6 million in the second quarter of fiscal 2009, representing an increase of $12.7 million or 11.1%. Revenues recognized in January and February from the Amrep acquisition accounted for $17.8 million of the current quarter’s net sales. Excluding Amrep revenues, weak demand across the majority of the Company’s end-markets resulted in $8.1 million of volume declines. Selling prices remained consistent during the comparative periods, and foreign currency translation on international sales favorably impacted total net sales by $3.0 million.

Adjusted gross profit increased $1.8 million, or 3.0%, to $60.5 million in the second quarter of fiscal 2010 compared with $58.7 million in the second quarter of fiscal 2009. Adjusted gross profit margin in the second quarter of fiscal 2010 was 47.5%, a decrease of approximately 375 basis points from the same period in the prior fiscal year. The decline in gross profit margin percentage was attributable to the impact on sales and product mix from the Amrep acquisition (410 basis points) and higher manufacturing costs (90 basis points) partially offset by $2.0 million of lower raw material costs (160 basis points). The Amrep acquisition significantly altered the Company’s margin structure due to the increased percentage of its revenues sold through the distribution and retail channels. Lastly, while the Company has benefited from lower raw material costs in recent quarters, raw material prices started to move higher during the quarter.

In the second quarter of fiscal 2010, the Company’s selling, distribution, and administrative expenses as a percentage of net sales was 640 basis points lower than the prior year second fiscal quarter. This reduction is attributable to the impact on sales and product mix from the Amrep acquisition as well as from previously enacted restructuring initiatives undertaken to reduce the breakeven point of the business. As previously announced, several compensation-related actions were taken during January 2010 as the Company reinstated the remainder of the employer matching component of its defined contribution programs and awarded merit-based wage increases. Despite these actions, compensation-related costs were $2.2 million lower than those incurred in the prior year second quarter. During the second quarter of fiscal 2009, the Company recorded a $2.0 million charge to reflect collection risk associated with certain accounts receivable. As of February 28, 2010, the collectability of the Company’s accounts receivable had improved significantly and, as a result, a similar adjustment was unnecessary during the current fiscal year. Additionally, the Company continues to make investments in channel expansion and sales and marketing resources.

For the above listed reasons, adjusted operating profit increased $3.5 million in the second quarter of fiscal 2010 to $3.6 million from $0.1 million in the second quarter of fiscal 2009. Adjusted operating margins were 270 basis points higher in the second quarter of fiscal 2010 compared with the same period in the prior year.

Summary of Cash Flows

Net cash used by Zep’s operating activities totaled $3.0 million during the second fiscal quarter of 2010, representing a $4.0 million increased net use of cash compared with same period in the prior year. In the first quarter of fiscal 2010, the Company disclosed that $6 million to $7 million of payments that have historically been made in the first quarter of the Company’s fiscal year, including but not limited to payments related to incentive program obligations, were shifted this fiscal year to the second quarter. Year-to-date, the Company’s operating activities have generated $14.1 million more in cash than in the prior year. Management continues to estimate that capital expenditures could range between $11 million to $13 million during fiscal 2010.

Strategic Initiatives Update

Zep continued to expand its Zep Sales & Service organization in the second quarter by augmenting its sales force with experienced professionals. The Company invested in technology that, once fully developed and implemented later this fiscal year, will help maximize the sales force’s ability to evaluate pricing and improve business transactions. Zep recently consolidated two distribution facilities, and is evaluating opportunities for additional consolidation. Further, the Company anticipates meaningful operational efficiencies to result from the consolidation of Amrep and Zep manufacturing and distribution capabilities. While the integration of Amrep is in its early stages, management expects Amrep will continue to be accretive to earnings for the remainder of fiscal 2010. Further, before giving effect to restructuring costs, management believes the value of acquisition-related synergies realized in the second half of fiscal year 2010 will approximate $1.5 million, and will reach an annualized run rate of $5 million beginning fiscal 2011.

In addition, Zep continues to pursue new distribution partnerships. With the benefit of the Amrep acquisition and their Misty, i-Chem, and private brand product lines, the Company’s distributor sales teams have begun collaborative selling efforts. Also, as previously announced, the Zep Professional product line is now available to WW Grainger’s customers through not only that company’s website, but also through their catalog and branch network. Approximately 170 Zep Professional and Enforcer branded products were recently made available to customers of WW Grainger. Zep is experiencing success in growing its Zep Commercial, Enforcer and private branded product lines with both existing and new retail customers, and has thus far announced newly forged relationships with both Advance Auto Parts and AutoZone during fiscal 2010.

Mr. Morgan concluded, “I am pleased with our comparative year-to-date performance and the many opportunities and synergies provided by the Amrep acquisition. Even though some of the macro-economic indicators have improved or stabilized, employment, and therefore demand, remains soft across a number of our end-markets. We remain committed to managing our business in a manner that assumes a challenging near-term demand environment within the various end-markets we serve. We will exercise prudence in managing overhead costs as we continue to make growth investments consistent with our strategic plan, which is designed to create value for all stakeholders.”

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the

Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and/or not comparable to the Company’s historic core operating results and additionally by adjusting reported operating results for certain non-cash items. The Company believes this non-GAAP financial information assists investors and analysts in comparing our operating performance across operating periods. In the future, we may incur expenditures and charges that are similar to or the same as the adjustments used to determine the non-GAAP financial information. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss the second fiscal quarter’s operating results Thursday, April 8, 2010 at 9:00 AM EDT. The call will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (719) 325-4778, access code: 4857259. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2009 net sales of more than $500 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets through newly acquired Amrep, Inc. The Company markets these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional, Enforcer(R), National Chemical(R) Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R) and a number of private labeled brands, some of which have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements regarding acquisition-related synergies and benefits that may be realized in the coming months and the next fiscal year; statements regarding future facility consolidations; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with our strategic plan, or that may be made for other purposes; and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic initiatives and timing of related benefits, including initiatives and benefits related to acquisition activity;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	FEBRUARY 28, 2010	AUGUST 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,486	$16,651
Accounts receivable, less reserve for doubtful accounts of $3,577 at February 28, 2010 and $4,955 at August 31, 2009	85,663	85,060
Inventories	57,767	39,618
Prepayments and other current assets	10,109	6,772
Deferred income taxes	14,213	7,859

Total Current Assets	183,238	155,960

Property, Plant, and Equipment, at cost:
Land	5,026	3,289
Buildings and leasehold improvements	61,826	56,191
Machinery and equipment	98,062	84,940

Total Property, Plant, and Equipment	164,914	144,420
Less accumulated depreciation and amortization	93,574	89,945

Property, Plant, and Equipment, net	71,340	54,475

Other Assets:
Goodwill	54,701	31,863
Identifiable intangible assets	31,081	77
Deferred income taxes	5,111	5,989
Other long-term assets	1,460	1,254

Total Other Assets	92,353	39,183

Total Assets	$346,931	$249,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$12,000
Accounts payable	45,422	41,062
Accrued compensation	14,448	15,398
Other accrued liabilities	23,924	25,064

Total Current Liabilities	98,794	93,524
Long-term debt, less current maturities	90,450	28,650

Deferred income taxes	14,634	371

Self-insurance reserves, less current portion	7,655	7,262

Other long-term liabilities	19,863	10,546

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,289,745 issued and outstanding at February 28, 2010, and 21,159,127 issued and outstanding at August 31, 2009	213	212
Paid-in capital	82,258	80,034
Retained earnings	19,484	15,061
Accumulated other comprehensive income items	13,580	13,958

Total Stockholders’ Equity	115,535	109,265

Total Liabilities and Stockholders’ Equity	$346,931	$249,618

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED FEBRUARY 28,		SIX MONTHS ENDED FEBRUARY 28,
	2010	2009	2010	2009
Net Sales	$127,350	$114,608	$254,101	$243,769
Cost of Products Sold	67,374	55,876	124,233	117,236

Gross Profit	59,976	58,732	129,868	126,533
Selling, Distribution, and Administrative Expenses	56,949	58,580	117,230	125,241
Restructuring Charge	—	1,114	399	3,009
Acquisition Costs	1,183	—	1,550	—
Amortization of Definite-Lived Intangible Assets	284	7	287	14

Operating Profit (Loss)	1,560	(969)	10,402	(1,731)
Other Expense:
Interest expense, net	460	444	729	1,002
Loss on foreign currency transactions	84	117	7	1,212
Miscellaneous expense (income), net	36	(19)	(21)	19

Total Other Expense	580	542	715	2,233

Income (Loss) before Provision for Income Taxes	980	(1,511)	9,687	(3,964)
Provision (Benefit) for Income Taxes	242	(569)	3,529	(1,477)

Net Income (Loss)	$738	$(942)	$6,158	$(2,487)

Earnings Per Share:
Basic Earnings (Loss) per Share(1)	$0.03	$(0.04)	$0.28	$(0.12)

Basic Weighted Average Number of Shares Outstanding	21,276	21,094	21,215	21,034

Diluted Earnings (Loss) per Share(1)	$0.03	$(0.04)	$0.28	$(0.12)

Diluted Weighted Average Number of Shares Outstanding	21,746	21,094	21,634	21,034

Dividends Declared per Share	$0.04	$0.04	$0.08	$0.08

(1)

The above earnings per share computations reflect our September 1, 2009 adoption of guidance that provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Holders of certain of our unvested equity awards receive dividend payments, and, therefore those awards qualify as participating securities. In accordance with this newly adopted guidance, Net Income, for the purposes of computing basic and diluted earnings per share of common stock for the three and six months ended February 28, 2010, has been reduced by less than $0.1 million and $0.1 million, respectively, in recognition of a presumed distribution of earnings to holders of unvested equity awards. This adjustment to net income for the three month period ended February 28, 2010 impacted neither the calculation of that period’s basic earnings per share nor the calculation of that period’s diluted earnings per share. This adjustment to net income for the six month period ended February 28, 2010 effectively reduced that period’s basic earnings per share by $0.01, and did not impact the calculation of that period’s diluted earnings per share. As the Company reported net losses for the three and six months ended February 29, 2009, those periods’ basic and diluted earnings per share computations were unaffected by the adoption of this guidance.

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	SIX MONTHS ENDED FEBRUARY 28,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income (loss)	$6,158	$(2,487)
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	4,296	3,381
Deferred income taxes	858	(76)
Excess tax benefits from share-based payments	(237)	(960)
Other non-cash charges	1,903	724
Change in assets and liabilities:
Accounts receivable	7,822	15,083
Inventories	(1,622)	1,165
Prepayments and other current assets	(2,312)	(5,892)
Accounts payable	(4,793)	(10,684)
Accrued compensation and other current liabilities	(7,828)	(12,358)
Self-insurance and other long-term liabilities	11	1,363
Other assets	(186)	667

Net Cash Provided by (Used for) Operating Activities	4,070	(10,074)

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(4,131)	(4,175)
Acquisition of Amrep, net of cash acquired	(64,448)	—
Other investing activities	—	114

Net Cash Used for Investing Activities	(68,579)	(4,061)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	97,900	37,700
Repayments of borrowings from revolving credit facility	(48,100)	(26,500)
Proceeds from receivables facility	15,000	—
Employee stock purchase plan issuances	201	272
Excess tax benefit from share-based payments	237	960
Dividend payments	(1,735)	(1,732)

Net Cash Provided by Financing Activities	63,503	10,700

Effect of Exchange Rate Changes on Cash	(159)	(1,776)

Net Change in Cash and Cash Equivalents	(1,165)	(5,211)
Cash and Cash Equivalents at Beginning of Period	16,651	14,528

Cash and Cash Equivalents at End of Period	$15,486	$9,317

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Reported (GAAP) Gross Profit	$59,976	$58,732	$129,868	$126,533
Incremental expense due to increased basis of acquired inventories(a)	525	—	525	—

Adjusted Gross Profit	$60,501	$58,732	$130,393	$126,533

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Reported (GAAP) Operating (Loss) Profit	$1,560	$(969)	$10,402	$(1,731)
Incremental expense due to increased basis of acquired inventories(a)	525	—	525	—
Restructuring charges(b)	—	1,114	399	3,009
Acquisition costs(c)	1,183	—	1,550	—
Incremental amortization of definite-lived intangible and fixed assets(d)	358	—	358	—

Adjusted Operating Profit	$3,626	$145	$13,234	$1,278

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Reported (GAAP) Net Income	$738	$(942)	$6,158	$(2,487)
Incremental expense due to increased basis of acquired inventories(a)	327	—	327	—
Restructuring charges(b)	—	694	248	1,888
Acquisition costs(c)	736	—	964	—
Incremental amortization of definite-lived intangible and fixed assets(d)	223	—	223	—

Adjusted Net Income	$2,024	$(248)	$7,920	$(599)

	Three Months Ended February 28,		Six Months Ended February 28,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings (Loss) Per Share	$0.03	$(0.04)	$0.28	$(0.12)
Incremental expense due to increased basis of acquired inventories(a)	0.02	—	0.02	—
Restructuring charges(b)	—	0.03	0.01	0.09
Acquisition costs(c)	0.03	—	0.05	—
Incremental amortization of definite-lived intangible and fixed assets(d)	0.01	—	0.01	—

Adjusted Diluted Earnings Per Share	$0.09	$(0.01)	$0.37	$(0.03)

(a)

Under the purchase method of accounting, the total purchase price for Amrep has been allocated to Amrep’s net tangible and intangible assets based on their estimated fair values as of the January 4, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $0.9 million. As a result of this step-up in asset basis, the Company recognized an increase of cost of goods sold totaling $0.5 million in the last two months of the second fiscal quarter of 2010.

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

(b)

In the first quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with facility consolidations. During the first quarter of fiscal 2009, Zep’s management initiated actions necessary to reduce non-sales headcount by 5%. Accordingly, Zep recorded a net pretax charge of $1.9 million during the first fiscal quarter of 2009. This charge was entirely composed of severance related costs. In the second quarter of fiscal 2009, the Company recorded a charge of $1.1 million as it exited two facilities, and, in accordance with restructuring-related accounting rules, adjusted sub-lease rental income assumptions associated with a leased facility exited during the third quarter of fiscal 2008.

(c)

Included within these amounts are costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. All such costs were expensed as incurred pursuant to purchase accounting.

(d)

Under the purchase method of accounting, the total purchase price for Amrep has been allocated to Amrep’s net tangible and intangible assets based on their estimated fair values as of the January 4, 2010 closing date of the acquisition. The estimated fair value of fixed assets and definite-lived intangible assets exceeded their pre-acquisition net book values by $4.4 million and $29.0 million, respectively. As a result of this step-up in asset basis, future amortization of fixed assets and definite-lived intangible assets, on an annual basis, will exceed amounts historically recorded by Amrep by approximately $0.5 million and $1.7 million, respectively.